Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-137267) and related Prospectus of EOP Operating Limited Partnership for the registration of $1,500,000,000 4.0% Exchangeable Senior Notes due 2026 and to the incorporation by reference therein of our reports dated March 8, 2006 (except for the rental revenues paragraph in Note 2 and Notes 4, 5, 17, 18 and 19, for which the date is December 4, 2006) with respect to the consolidated financial statements and schedule of EOP Operating Limited Partnership included in its Current Report on Form 8-K, and dated March 8, 2006 with respect to EOP Operating Limited Partnership’s management assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of EOP Operating Limited Partnership included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
December 14, 2006